            As filed with the Securities and Exchange Commission on May 21, 2001
                                                       Registration No. 333-XXXX

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 SONIC SOLUTIONS
                    -----------------------------------------
                    (Exact Name of Registrant as Specified in
                                  Its Charter)

                     California                                  93-0925818
----------------------------------------------------      ----------------------
  (State or Other Jurisdiction of Incorporation or            I.R.S. Employer
                   Organization)                            Identification No.)

                          101 Rowland Way, Suite 110
                               Novato, CA 94945
                                (415) 893-8000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's Principal Executive Offices)

                                Robert J. Doris
                                Sonic Solutions
                          101 Rowland Way, Suite 110
                               Novato, CA 94945
                                (415) 893-8000

  (Name and Address, including zip code, and telephone number, including area code, of Registrant's Agent For Service)

            With copies of all orders, notices and communications to:

                                Kyle Guse, Esq.
                        HELLER EHRMAN WHITE & MCAULIFFE
       275 Middlefield Road, Menlo Park, California 94025 (650) 324-6715

                        ________________________________

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                        ________________________________

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

                        ________________________________

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        ________________________________

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

                                 CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                               Amount to be       Proposed Maximum          Proposed Maximum           Amount of
    Title of Securities to be Registered        Registered       Offering Price per        Aggregate Offering         Registration
                                                                      Share(2)                   Price                     Fee
------------------------------------------------------------------------------------------------------------------------------------
       Common Stock, no par value(1)             1,345,000              $1.29                $1,728,325.00
------------------------------------------------------------------------------------------------------------------------------------
                                                                        TOTAL:                                            $433.00
====================================================================================================================================


(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on May 16, 2001, as reported in The
                                                                         ---
     Wall Street Journal.
     -------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION

-------------------------------------------------------------------------------
The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.
-------------------------------------------------------------------------------

                                1,345,000 SHARES
                                 SONIC SOLUTIONS
                                  COMMON STOCK

         This prospectus may be used only in connection with the resale, from time to time, of up to 1,345,000 shares of common stock, no par value, of Sonic Solutions by Daikin Industries, Ltd. and Digitek Consulting Inc.

         The shares covered by this prospectus to be sold by Daikin include up to 850,000 issuable shares upon conversion of our shares of Series D Preferred Stock and 395,000 shares of Common Stock which Daikin acquired pursuant to an Asset Purchase Agreement dated February 27, 2001. This prospectus also includes 100,000 shares of Common Stock issued to Digitek under a Finders Fee Agreement dated February 27, 2001.

         We will not receive any proceeds from the sale of shares by Daikin or Digitek.

         Our common stock is traded on the Nasdaq National Market under the symbol "SNIC". On April 30, 2001, the closing price for the common stock, as reported on the Nasdaq National Market, was $1.50 per share.

         Shares offered by this prospectus may be offered for sale from time to time at such prices and on such terms as may then be obtainable, in negotiated transactions, or otherwise. See "Plan of Distribution."

         No dealer, salesman, or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this prospectus. Any such other information, projections or representations must not be relied upon as having been authorized. The delivery of this prospectus or any sale under this prospectus at any time does not imply that the information in this prospectus is correct as of any time after the date of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where, and to any person to whom, it is unlawful to make such offer or solicitation.

         Securities offered in this prospectus involve a high degree of risk. See "Risk Factors" on Page 3.

         Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 21, 2001

                                      (i)

                                TABLE OF CONTENTS
                                -----------------

Section                                                                    Page
-------                                                                    ----
The Company..........................................................        2
Risk Factors.........................................................        2
Where You Can Find More Information..................................        8
Documents Incorporated By Reference..................................        8
Prospectus Supplements...............................................        9
Forward Looking Statements...........................................        9
Use of Proceeds......................................................        9
Selling Stockholders.................................................        9
Plan of Distribution.................................................       12
Description of Capital Stock.........................................       13
Legal Matters........................................................       14
Experts..............................................................       14

                                  THE COMPANY

         We primarily develop, market and support workstations used by professionals to edit and process digital audio and digital video information. Our workstation products are computer based, and usually include both plug-in hardware and applications software installed on a personal computer. Our customers use various kinds of peripheral devices -- for example, disk drives, streaming tape drives, and audio and video tape recorders -- along with our products. Although we do not manufacture or sell the personal computer or peripheral devices used with our products, we typically talk about the complete configuration of personal computer, Sonic hardware, Sonic software, and peripherals as a Sonic workstation.

         We currently market two workstation product lines: SonicStudio(TM) and DVD Creator(TM). SonicStudio is a line of professional audio workstations that our customers use to prepare audio for release on Digital Audio Compact Discs
(CDs), for release with video and film entertainment, and for broadcast on radio. DVD Creator is a line of DVD-Video/Audio production workstations which supports the preparation and assembly of video and audio assets for release on the DVD-Video disc format and the new DVD-Audio disc format. In September 1999, we began shipments of DVD Fusion(TM). DVD Fusion, which is a part of our DVD Creator product line provides video producers and editors a lower priced set of tools for encoding, authoring and proofing DVD-Video titles. DVD Fusion is often used with non-linear video editing systems such as those provided by Avid Technology and Media 100.

         In the past year and a half, we have started supplying software products outside of our traditional professional audio/video market. In September 1999, we began shipping DVDit! DVDit! is a DVD-Video authoring software product which provides simplified DVD authoring capabilities to consumer, "prosumer," and some professional users. We currently are offering three versions of DVDit! -DVDit!-SE ("Standard Edition") DVDit!-LE ("Limited Edition") and DVDit!-PE ("Professional Edition"). In the fall of 2000 we introduced a simplified DVD-Video creation product called MyDVD intended for use by consumers, particularly with a new generation of low cost DVD recording devices which are being introduced to the personal computing market during 2001.

         In February 2001 we acquired the professional authoring tools business of Daikin. The products included in this business include Scenarist, Reel DVD as well as related products. Scenarist is a software product intended for use by high end video professionals in preparing DVD-Video titles, particularly those titles intended for mass replication. Reel DVD is a software product intended for use by corporate and "prosumer" users in preparing DVD-Video titles for a range of applications. Roughly speaking, Scenarist addresses the same target market as our DVD Creator product, while Reel DVD addresses the same target market as our DVD Fusion and DVDit!-PE products.

                                 RISK FACTORS

         Purchasing our stock involves a high degree of risk. In this section of the prospectus we discuss specific risks associated with an investment in our company.

         You should read this section of the prospectus especially closely. You should consider carefully whether an investment in our company is an appropriate investment for you. We do not intend to issue any dividends in the foreseeable future, so the only purpose of investment in our shares is to enjoy a potential increase in the shares' value. Because of the risks mentioned here, and other risks not mentioned specifically here, it is possible that our shares will decline in value in the future. For at least some period of time in the future our shares may decline in value. If you cannot afford to lose the value of your investment, in either the short or long term, purchasing our shares is not appropriate for you.

     Any failure to successfully integrate the business we have acquired could
     -------------------------------------------------------------------------
negatively impact us. In February 2001, we acquired the DVD business and assets
--------------------
of Daikin. This acquisition involves risks that could materially and adversely affect our business and operating results. These risks include, among others:

     .    Distracting management from day-to day operations of our business;

     . Costs, delays and inefficiencies associated with integrating acquired operations, products and personnel;

     . Incurring amortization expenses related to goodwill and other intangible assets;

     . The potential dilution resulting from conversion of the Preferred Stock issued to Daikin;

     . Undiscovered and unknown problems, defects or other issues related to the Daikin products that become known to us only some time after consummation of the acquisition;

     . Negative reactions from our current resellers, or our current customers, to the acquisition; and

     . Negative reactions from the current resellers or the current customers of the Daikin business to the acquisition of that business by us.

     We have had losses in each of the past five years and in each of the three
     --------------------------------------------------------------------------
quarters of fiscal year 2001 and we may not be profitable in the future.
-----------------------------------------------------------------------
We were unprofitable during each of the last five fiscal years and during the first three quarters of fiscal year 2001. For example, in fiscal year 2000, we had a net loss of $5,694,000 and in fiscal year 1999 we had a net loss of $1,859,000. We were unprofitable during each quarter of the 1998 fiscal year, the first three quarters of the 1999 fiscal year and during each quarter of the 2000 fiscal year. We were unprofitable in the first three quarters of fiscal year 2001 and we may be unprofitable in the remaining quarter of the 2001 fiscal year. We may not be profitable at any time in the future. Our lack of profitability could cause our share price to decline. The other risks identified below could also cause the value of our shares to decline. We cannot, however, estimate the likelihood that our shares will decline in value or the amount by which they may decline.

     During the last three years and for the first three quarters of fiscal year
     ---------------------------------------------------------------------------
2001 we had negative operating cash flows and expect this to continue.
---------------------------------------------------------------------
We might need additional financing in order to continue to operate. During the last three fiscal years we had a negative operating cash flow of $1,412,000, $124,000 and $2,628,000 for the fiscal years ended March 31, 1998, 1999 and 2000, respectively. During the first three quarters of fiscal year 2001 we had negative operating cash flow of $1,054,000, $295,000 and $672,000 for the quarters ended June 30, 2000, September 30, 2000 and December 31, 2000, respectively. This means that without access to outside capital we would have had to cease or significantly curtail operations. We believe that we may continue to run a negative operating cash flow for the foreseeable future, and might continue to need to obtain additional financing to continue to operate. If we are unable to obtain such financing, then we may have to cease or significantly curtail operations.

         Our stock purchase agreement with Kingsbridge Capital Limited may be
         --------------------------------------------------------------------
unavailable or insufficient to meet our future cash needs.
---------------------------------------------------------
In May 2000, we entered into an agreement with Kingsbridge Capital Limited which allows us to sell from time to time up to $20,000,000 of common stock to Kingsbridge. In no event, however, can we sell any shares in an amount in excess of 19.9% of our outstanding common stock. As of the date of this prospectus, we had sold under this agreement approximately 643,608 shares of Comon Stock with gross proceeds to us of approximately $650,000. Assuming our stock price remains at $1.50 per share, the maximum number of shares we could sell in the future to Kingsbridge under this agreement would be approximately 2,688,000 shares with gross proceeds of approximately $4,032,000.

         Our ability to sell stock to Kingsbridge, however, is subject to a number of terms and conditions, including, for example, continued listing of our stock on NASDAQ, continued effectiveness of a registration statement, continued accuracy of representations and warranties made to Kingsbridge and lack of material adverse changes to our business. The risk to us is that, because of these and other conditions, at the time we need cash in the future, the stock sale arrangement with Kingsbridge may be unavailable or insufficient to meet our cash needs. If the stock purchase agreement with Kingsbridge is unavailable or insufficient to meet our needs when we need working capital, we may have to cease or significantly curtail operations.

         If new digital formats are unsuccessful, it is unlikely that we will
         --------------------------------------------------------------------
generate sufficient revenues to recover our development cost.
------------------------------------------------------------
Our business involves new digital audio and video formats, such as DVD-Video and DVD-Audio, and, more recently, the new recordable DVD formats including DVD-RAM, DVD-R/RW and DVD+RW. If these formats prove to be unsuccessful or are not accepted for any reason, there will be only limited demand for our products.

         We may have to incur significant product redesign costs if chip
         ---------------------------------------------------------------
manufacturers discontinue or redesign their products.
----------------------------------------------------
Our products are based on integrated circuits or "chips" produced by other companies. If these chip manufacturers discontinue or redesign the chips we use for our products, then we will likely incur significant costs to redesign our products to handle these changes. We cannot estimate the amount of these costs or the likelihood that we will have to redesign our products.

         Our reliance on outsourcing and single suppliers for our manufacturing
         ----------------------------------------------------------------------
and components makes us vulnerable to supplier operational problems.
-------------------------------------------------------------------
Our outsourcing manufacturing program commits responsibility for almost all of our manufacturing activities to a single supplier. In addition, we often use components that are only available from a single source. Reliance on a single supplier for manufacturing or for certain manufacturing components makes us vulnerable to operating or financial problems encountered by those suppliers.

         If we fail to protect our products' intellectual property rights, such
         ----------------------------------------------------------------------
as trade secrets, we may not be able to market our products successfully.
------------------------------------------------------------------------
Our products are based in large part on proprietary technology. To the extent that we use patents to protect our proprietary rights, we may not be able to obtain needed patents or, if granted, the patents may be held invalid or otherwise indefensible. In addition, we make extensive use of trade secrets that we may not be able to protect. To the extent we are unable to protect our proprietary rights, competitors may enter the market offering products identical to ours, with a negative impact on sales of our products.

         Other companies' intellectual property rights may prevent our current
         ---------------------------------------------------------------------
or future product development and sales.
---------------------------------------
We have never conducted a comprehensive patent search relating to the technology we use in our products. There may be issued or pending patents owned by third parties that relate to our products. If so, we could incur substantial costs defending against patent infringement claims or we could even be blocked from selling our products.

         Other companies may succeed in obtaining valid patents covering one or more of the key techniques we utilize in our products. If so, we may be forced to obtain required licenses or implement alternative non-infringing approaches.

         Our products are designed to adhere to industry standards, such as DVD-ROM, DVD-Video, DVD-Audio and MPEG video. A number of companies and organizations hold various patents that claim to cover various aspects of DVD and MPEG technology. We have entered into license agreements with certain companies relative to some of these technologies. For instance, we have entered into license agreements with Dolby Licensing Corporation covering Dolby Digital Audio and Meridian Lossless Packing. Such license agreements may not be sufficient to grant all of the intellectual property rights to us necessary to market our products.

         Regarding claims for patent infringement, some of the purchase and license agreements we have with our customers allocate responsibility to our customers for satisfying any such claims, while some of our customer purchase and license agreements allocate such responsibility to us. Regardless of the provisions of our customer purchase and license agreements, third parties could pursue us claiming that our products infringe various patents. Patent infringement litigation could be time consuming and costly. If the litigation resulted in an unfavorable outcome for us, we could be subject to substantial damage claims and a requirement that we obtain a royalty or license agreement to continue using the technology in issue. Such royalty or license agreements might not be available to us on acceptable terms, or at all, resulting in serious harm to our business. In this regard a group of companies have formed an organization called MPEG-LA to enforce the rights of holders of patents covering aspects of MPEG-2 video technology. We have been asked by MPEG-LA to enter into a license agreement with them. We have not entered into such an agreement with MPEG-LA, though we are continuing to evaluate the situation. The cost to us of such a license cannot be estimated at this time.

         Because a majority of our products operate only on Macintosh computers,
         ----------------------------------------------------------------------
the potential success of our products is tied to the success of this platform.
-----------------------------------------------------------------------------
All of our current products, except DVDit! and the products acquired from Daikin, and many of our future products operate on Macintosh computers manufactured by Apple Computer. If Macintosh computers become in short supply, sales of our products will likely decline. If there is a decrease in the use of the Macintosh as a computing platform in the professional and corporate audio and video markets, there will likely be a decrease in demand for our products. If there are changes in the operating system or architecture of the Macintosh, it is likely that we will incur significant costs to adapt our products to the changes.

         In April 2000, Apple Computer announced the acquisition of the DVD authoring business of Astarte Gmbh. Prior to the acquisition, Astarte sold a DVD authoring system that competed primarily with our DVD Fusion product. In January 2001 Apple announced two new DVD authoring products, which we presume are based on Astarte's technology. The first product, iDVD, is intended for consumer users and we believe will compete with MyDVD and DVDit!. The second product, DVD Studio Pro, is intended for professional users, and we believe will compete with DVDit!-PE, DVD Fusion and ReelDVD. Apple also announced the availability of aggressively priced DVD recorders with certain models of the Macintosh personal computer. At this time the impact of Apple's announcements on our business is unclear, and it is possible that some or all of Apple's product offerings will significantly reduce demand for our products.

         Some of our competitors possess greater technological and financial
         -------------------------------------------------------------------
resources than we do.
--------------------
There is a substantial risk that competing companies will produce better or more cost-effective products, or will be better equipped than we are to promote them in the marketplace. Please see our discussion concerning Apple Computer, above. Other competitors who have announced or are delivering products which compete with our products include MGI, Pinnacle, Roxio, Spruce Technologies and Ulead. In addition, other companies with greater financial and technological resources may be interested in entering the growing consumer business for DVD.

         We have little ability to reduce expenses to compensate for reduced
         -------------------------------------------------------------------
sales.
-----
We tend to close the greatest number of sales in the last month or last weeks of a quarter and we generally do not know until quite late in a quarter whether our sales expectations for the quarter will be met. Because most of our quarterly operating expenses and our inventory purchasing is committed prior to quarter end, we have little ability to reduce expenses to compensate for reduced sales.

         For example, in the fiscal quarter ending December 31, 2000, we experienced a significant slowdown of demand for our professional DVD products in the last month of that quarter, particularly in the North American and Japanese markets. Although we attempted to control expenses in the face of this slowdown, the changes we were able to make were quite small, leading to a significant operating loss for the quarter.

         Approximately 11% of our revenue derives from sales to a single company
         -----------------------------------------------------------------------
and another 10% was derived from sales to a large distributor.
-------------------------------------------------------------
During the last two fiscal years, 1999 and 2000, and the first three quarters of fiscal year 2001, between 8% and 11%, of our revenue was derived from sales of audio processing subsystems to Discreet Logic. During the fiscal years 1999 and 2000 and the first three quarters of fiscal year 2001, an additional 10%, 11% and 14%, respectively, of our revenue was derived from sales to our Japanese dealer, Sanshin Electronics Company. A decrease or interruption in either Discreet Logic's or Sanshin's business or their demand for our products would cause a significant decrease in our revenue.

         A significant portion of our revenue derives from sales made to foreign
         -----------------------------------------------------------------------
customers located primarily in Europe and Japan.
-----------------------------------------------
Revenue derived from these customers accounted for approximately 47% of our revenues in fiscal year 2000. For the first three quarters of fiscal year 2001, revenue derived from these customers account for approximately 47%, 47% and 45%, for the quarters ended June 30, 2000, September 30, 2000 and December 31, 2000, respectively. These foreign customers expose us to the following risks, among others:

         . currency movements in which the U.S. dollar becomes significantly stronger with respect to foreign currencies, thereby reducing relative demand for our products outside the United States;

         .    import and export restrictions and duties;

         . foreign regulatory restrictions, for example, safety or radio emissions regulations; and

         .    liquidity problems in various foreign markets.

         The issuance of 395,000 shares of common stock to Daikin, the issuance
         ----------------------------------------------------------------------
of 100,000 shares of common stock to Digitek and the issuance of up to 850,000
------------------------------------------------------------------------------
shares of Common Stock to Daikin upon conversion of Preferred Stock will dilute
-------------------------------------------------------------------------------
the relative ownership of existing common stockholders and could result in lower
--------------------------------------------------------------------------------
market price for our stock.
--------------------------
The issuance of Common Stock to Daikin and Digitek and the conversion of preferred stock, now or in the future, will have a dilutive impact on our security holders. For example, based upon the number of shares of common stock outstanding on April 30, 2001, conversion of 850,000 shares of preferred stock into common stock would dilute our shareholders by 6%.

         Additional sales of stock to Kingsbridge will dilute the relative
         -----------------------------------------------------------------
ownership of existing common stockholders and could result in lower market price
--------------------------------------------------------------------------------
for our stock.
-------------
Under the equity line agreement with Kingsbridge we have the right to sell common stock to Kingsbridge in an amount up to 19.9% of our outstanding common stock over the two year period beginning November 11, 2000. As a result, our net income or loss per share could be significantly affected in future periods causing a reduction in the market price of our common stock.

         If the price of our stock decreases, we will issue more shares to Kingsbridge. This will result in greater dilution to our shareholders. The following table shows the estimated dilution to our shareholders, based on 13,278,223 shares outstanding as of April 30, 2001, assuming we issue $19 million of common stock (which is the maximum dollar amount of shares that we may sell to Kingsbridge as of the date of this prospectus) at the market price of our common stock on May 11, 2001, and at 75%, 50% and 25% of this price.

                                                        % Dilution to Existing
                                                        ----------------------
     Assumed Stock Price         Shares Issued                Shareholders
     -------------------         -------------                ------------

          $1.3000                 14,615,385                     110%
          $0.9750                 19,487,180                     147%
          $0.6500                 29,230,769                     220%
          $0.3250                 58,461,539                     440%


         Pursuant to the terms of our agreement with Kingsbridge, as well as the rules of the National Association of Securities Dealers, we cannot issue shares representing 20% or more of our outstanding stock to Kingsbridge without first obtaining the consent of our shareholders. We have not, and we do not currently intend to, seek shareholder approval of the Kingsbridge agreement. We are not subject to delisting and we are in compliance with NASD Rules 4310 (c) and 4460
(I) even though shareholder approval has not and will not be sought. We would also have to register any shares not covered by the Registration Statement previously filed and declared effective on November 11, 2000.

         The perceived risk of dilution may cause selling shareholders, as well as other holders of our stock, to sell their shares, which could contribute to a decline in our share price. In addition, significant downward pressure on the trading price of our stock could result from our arrangement with Daikin and Kingsbridge, since it could provide an incentive for investors to engage in short sales of our stock, which might further contribute to price declines.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Commission. You may read and copy any document we file at the Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Commission also maintains an internet site at http://www.sec.gov where information regarding issuers, including Sonic Solutions, may be found. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison, Chicago, Illinois 60661, and at the offices of the Nasdaq Stock Market at 9513 Key West Avenue, Rockville, Maryland 20850-3389.

     This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding Sonic Solutions and its common stock, including additional exhibits and schedules. You can get a copy of the registration statement from the Commission at the address listed above or from its internet site.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed pursuant to the 1934 Act, as amended, are incorporated into this prospectus by reference:

     (1) our Annual Report on Form 10-K for the fiscal year ended March 31, 2000;

     (2) our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2000, September 30, 2000 and December 31, 2000;

     (3) our Report on Form 8-K filed March 14, 2001, relating to our acquisition of the DVD Business assets of Daikin;

     (4) our Report on Form 8-K/A filed May 14, 2001, relating to our acquisition of the DVD Business assets of Daikin, and;

     (5) the description of our Common Stock contained in the registration statement filed under the 1934 Act registering such Common Stock under
          Section 12 of the 1934 Act.

     All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering of the securities offered in this prospectus shall be deemed to be incorporated by reference in this prospectus.

     We will undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this prospectus incorporates. Requests for such copies should be directed to: 101 Rowland Way, Suite 110, Novato, California 94945, Attention: Investor Relations, telephone:
(415) 893-8000.

                            PROSPECTUS SUPPLEMENTS

         Daikin may acquire from us shares of common stock covered by this prospectus by way of conversion of the Series D Preferred Stock which Daikin acquired pursuant to the February 27, 2001 asset purchase agreement. Daikin may elect to convert these shares at different times. The amount of common shares to be issued to Daikin upon conversion of Series D Preferred Stock will be determined by the conversion rate applicable at the time of each conversion. The current conversion rate for conversion of Shares of Series D Preferred Stock is one share of common stock for each share of Series D Preferred Stock converted. We may, from time to time, supplement this prospectus to reflect the amount of shares of common stock to be resold by Daikin and Digitek.

                          FORWARD LOOKING STATEMENTS

         Forward looking statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

         A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the issuance of the common and preferred shares by Daikin or Digitek.

                             SELLING STOCKHOLDERS

         The following table sets forth information regarding beneficial ownership of our common stock by Daikin and Digitek as of April 30, 2001 and information regarding common stock to be sold by Daikin and Digitek. Because Daikin and Digitek may sell some or all of the shares of common stock offered in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock offered by this prospectus, we cannot provide an estimate of the actual amount of shares of common stock that Daikin and Digitek will hold after completion of a distribution. See "Plan of Distribution".

         Other than its ownership of our securities pursuant to the following agreements, Daikin has not had any material relationship with us within the past three years:

         . On February 27, 2001, we entered into an asset purchase agreement with Daikin in which we purchased certain of Daikin's assets owned or used in connection with the DVD business. Pursuant to this agreement our securities were to be issued in consideration for the assets acquired;

         . On February 27, 2001, we entered into a registration rights agreement with Daikin pursuant to which we provided registration rights for those securities issued in connection with the purchase of Daikin's assets;

 .    On February 27, 2001, we entered into a distribution agreement with Daikin pursuant to which we granted Daikin certain rights to distribute software and integrated products;

 .    On February 27, 2001, we entered into a consulting agreement with Daikin pursuant to which Daikin will provide consulting services in connection with our DVD business; and

 .    On February 27, 2001, we entered into a shareholder agreement with Daikin pursuant to which certain restrictions were imposed on the transfer of stock to be issued and pursuant to which Daikin agreed to vote its shares in connection with certain proposals.

Other than its ownership of our securities pursuant to the following agreements, Digitek has not had any material relationship with us within the past three years:

 .    On February 27, 2001, we entered into a finders fee agreement with Digitek pursuant to which we agreed to issue securities to Digitek in connection with its effort and work in introducing us to Daikin which resulted in our purchase of certain of Daikin's assets; and

 .    On February 27, 2001, we entered into a registration rights agreement with
     Digitek pursuant to which we provided registration rights for those securities issued in connection with the finders fee paid to Digitek.

                                                 Common Stock                                   Common Stock
                                              Beneficially Owned           Common            Beneficially Owned
                                              Prior To Offering            Stock               After Offering
                                          --------------------------                     -------------------------
                                            Number         Percent       To Be Sold        Number         Percent
                                          ----------     -----------     ----------      ----------     ----------
Daikin Industries, Ltd.                   1,245,000         9%            1,245,000          0               0%
Tokyo Opera City Building
20-2, 3-chome, Nishi-Shinjuku
Shinjuki-ku, Tokyo 163-14
Japan

Digitek Consulting Inc.                     100,000         1%             100,000           0               0%
206 - 5343 Yew Street
Vancouver, BC, V6M 3X7

TOTALS                                    1,345,000        10%            1,345,000           0              0%

_________________________________


         Percentage of ownership is based on 13,278,223 shares of Common Stock outstanding as of April 30, 2001. Daikin currently is deemed to beneficially own 395,000 shares of common stock acquired pursuant to the February 27, 2001 asset purchase agreement and 700,000 shares of common stock, and any additional shares which may be issued pursuant to our certificate of determination, issuable upon conversion of the Series D Preferred Stock acquired by Daikin under that agreement at the current conversion rate of 1-to-1. Digitek is currently deemed to beneficially own 100,000 shares of common stock acquired pursuant to the February 27, 2001 finders fee agreement.

         This prospectus covers shares of common stock issuable upon conversion of the Series D Preferred Stock that Daikin acquired pursuant to the February 27, 2001 asset purchase agreement.

         The shares of common stock offered in this prospectus by Digitek were acquired pursuant to the February 27, 2001 finders fee agreement between us, Digitek and Dr. Panos Nasiopoulos, an individual and sole shareholder of Digitek. We have agreed to register the shares held by Digitek and Daikin for resale by them to permit such resales from time to time in the market or in privately-negotiated transactions.

         We will prepare and file such amendments and supplements to the registration statement as may be necessary from time to time in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately two years.

         We have filed with the Commission a Registration Statement under the Securities Act with respect to the securities offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to our company and the securities offered by this prospectus, please refer to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

                             PLAN OF DISTRIBUTION

         All or a portion of the shares of common stock offered by this prospectus by Daikin and Digitek may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale. These sales shall be made at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. Daikin and Digitek may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Daikin or Digitek. Daikin or Digitek and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares of common stock offered by this prospectus by them may be deemed to be underwriting discounts and commissions under the Securities Act. Daikin or Digitek may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, Sonic Solutions has agreed to indemnify Daikin and Digitek with respect to the shares of common stock offered by this prospectus against certain liabilities, including liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

         Any broker-dealer participating in such transactions as agent may receive commissions from Daikin or Digitek (and, if they act as agent for the purchaser of shares, from such purchaser). Broker-dealers may agree with Daikin or Digitek to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Daikin or Digitek, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Daikin or Digitek. Broker-dealers who acquire shares as principal may resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers;
(b) the number of shares of common stock involved; (c) the price at which such shares of common stock are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

         Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to the common stock of Sonic Solutions for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, Daikin and Digitek will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by Daikin and Digitek.

         Daikin and Digitek will pay all commissions and transfer taxes associated with the sale of securities by them. The shares of common stock offered by this prospectus are being registered pursuant to our contractual obligations, and we have paid the expenses of the preparation of this prospectus.

                         DESCRIPTION OF CAPITAL STOCK

         As of the date of this prospectus, our authorized capital stock consists of 30,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

Common Stock

         As of April 30, 2001, there were 13,278,223 shares of common stock outstanding held of record by approximately 175 registered stockholders. We believe however, that many beneficial holders of its common stock have registered their shares in nominee or street name, and that there are substantially more than 175 beneficial owners. The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by stockholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

         The board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Sonic Solutions or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. These provisions could also affect the market price of our common stock.

         As of the date of this prospectus, 850,000 shares of preferred stock have been designated as Series D preferred stock, 700,000 of which are outstanding on the date of this prospectus. The terms of the Series D preferred stock are summarized below.

         CONVERSION:

         Each share of Series D preferred stock is convertible, at the election of the holder, into that number of shares of our common stock equal to the liquidation preference, as adjusted for stock splits, reorganizations and the like, which is currently $5.00 per share, divided by the conversion price. The conversion price is initially $5.00 per share but is subject to modification and adjustment. For example, the conversion price will be adjusted in connection with stock splits, distributions and reclassifications.

         The Series D preferred stock has a liquidation preference equal to $5.00 per share, as adjusted for stock splits, reorganizations and the like, plus accrued and unpaid dividends, and are senior to any other preferred stock in respect of the right to receive dividend payments and liquidation preferences.

         REDEMPTION: The Series D preferred stock is subject to redemption, under certain circumstances, at any time after the issuance of the Series D Preferred Stock.

         DIVIDEND RIGHTS: Holders of Series D preferred stock are entitled to cumulative dividends, when and as declared by the Board, at the annual rate of $0.20 per share, until such time as the Series D preferred stock have been converted into common stock or redeemed. Dividends on Series D preferred stock may be paid in cash or in shares of Series D preferred at a price equal to the then applicable conversion price, at the election of the Company. The dividends are cumulative and payable quarterly in arrears for each quarter of each fiscal year.

         VOTING RIGHTS: Each holder of Series D Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series D Preferred Stock could be converted. The holders of Series D Preferred Stock have the same voting rights and powers as the holders of common stock. In addition, an affirmative vote of a majority of the outstanding Series D preferred stock is required to :

         . alter or amend the rights, preferences and privileges of the Series D Preferred Stock;

         .    authorize the issuance of additional Series D Preferred Stock; and

         . for the Company to authorize or issue additional or other capital stock that is senior or equal to the Series D Preferred Stock in respect of the preferences in connection with the distributions and payments upon the liquidation and winding up of the Company.

Warrants

         In connection with our receipt of a financing facility with Hambrecht & Quist Guaranty Finance in December 1996, we issued warrants to purchase 130,100 shares of common stock at an exercise price of $7.00 per share and warrants to purchase 130,100 shares of common stock at an exercise price of $10.00 per share. The warrants may be exercised at any time on or before December 24, 2003. In December 1997, all of the $7 warrants were exercised. In March 1998, in connection with renegotiation of the terms of the financing facility, the exercise price of 90,000 of the $10 warrants was reduced to $3.25. On October 15, 1999, in connection with a renegotiation of financing terms with Hambrecht & Quist, we issued warrants to purchase 120,000 shares of common stock at an exercise price of $2.50. As of the date of this prospectus, there remain outstanding warrants to purchase a total of 96,283 shares of our common stock.

                                 LEGAL MATTERS

         The legality of the issuance of the securities being offered hereby is being passed upon for Sonic Solutions by Heller Ehrman White & McAuliffe LLP, Menlo Park, California.

                                    EXPERTS

         The financial statements and schedules of Sonic Solutions as of March 31, 2000 and March 31, 1999 and for each of the years in the three-year period ended March 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing .

         The March 31, 1999 and 2000 financial statements of the DVD Software Development Business of Daikin Industries, Ltd. incorporated in this prospectus by reference from the Form 8-K/A of Sonic

Solutions dated May 14, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       Other Expenses Of Issuance And Distribution.
               -------------------------------------------

               The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

          Securities and Exchange Commission Registration Fee       $    433.00
          Accounting Fees                                           $ 15,000.00
          Legal Fees and Disbursements                              $ 10,000.00
          Miscellaneous                                             $  2,500.00

          TOTAL                                                     $ 27,933.00


ITEM 15.       Indemnification Of Officers And Directors.
               -----------------------------------------

               Section 317 of the California Corporations Code permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article III of the Registrant's Amended and Restated Articles of Incorporation provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant to the fullest extent permissible under California law. The Registrant has entered into indemnification agreements with its directors and executive officers to the maximum extent permitted under California law.

ITEM 16.       Exhibits.
               --------

           EXHIBIT                          DESCRIPTION
           -------    ----------------------------------------------------------

            2.1*      Asset Purchase Agreement between Registrant and Daikin
                          Industries, Ltd., dated as of February 27, 2001

            3.1*      Certificate of Determination of Series D Preferred Stock
                          of Sonic Solutions

           10.1*     Registration Rights Agreement between Registrant and Daikin
                          Industries, Ltd., dated as of February 27, 2001

           10.2*     Shareholder Agreement between Registrant and Daikin
                          Industries, Ltd., dated as of February 27, 2001

           10.3*     Consulting Agreement between Registrant and Daikin
                          Industries, Ltd., dated as of February 27, 2001

          10.4* Distribution Agreement between Registrant and Daikin Industries, Ltd., dated as of February 27, 2001.

          5         Opinion of Heller Ehrman White & McAuliffe

          23.1      Consent of Heller Ehrman White & McAuliffe (included in
                    Exhibit 5)

          23.2      Consent of KPMG LLP

          23.3      Consent of Deloitte & Touche LLP

          24        Power of Attorney (See Page II-3)

*Incorporated by reference to Exhibits of Form 8-K filed with the Commission on March 14, 2001.

ITEM 17.       Undertakings.
               ------------

      A.       The undersigned Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to
                            the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on the 21st day of May, 2001.

                                        Sonic Solutions

                                        By  /s/ Robert J.  Doris
                                            -----------------------------------
                                            ROBERT J.  DORIS,
                                            PRESIDENT

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Doris or A. Clay Leighton, or either of them, with the power of substitution, her or his attorney in fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                Capacity                                  Date
              ---------                                --------                                  ----
/s/ Robert J. Doris                              President and Director                       May 21, 2001
-----------------------------------
ROBERT J. DORIS

/s/ Mary C. Sauer                                Senior Vice President of                     May 21, 2001
-----------------------------------              Business Development and Director
MARY C. SAUER

/s/ Robert M. Greber                             Director                                     May 21, 2001
-----------------------------------
ROBERT M. GREBER

/s/ Peter J. Marguglio                           Director                                     May 21, 2001
-----------------------------------
PETER J. MARGUGLIO

/s/ A. Clay Leighton                             Senior Vice President of Worldwide           May  21, 2001
-----------------------------------              Operations and Finance and Chief
A. CLAY LEIGHTON                                 Financial Officer (Principal Financial
                                                 Accounting Officer)

                                SONIC SOLUTIONS

                                 EXHIBIT INDEX

                                                                                             SEQUENTIALLY
                                                                                               NUMBERED
      EXHIBIT                                      DESCRIPTION                                   PAGE
      -------       ------------------------------------------------------------           ---------------
       2.1*         Asset Purchase Agreement between Registrant and Daikin
                         Industries, Ltd., dated as of February 27, 2001

       3.1*         Certificate of Determination of Series D Preferred Stock of
                         Sonic Solutions

      10.1*         Registration Rights Agreement between Registrant and Daikin
                         Industries, Ltd., dated as of February 27, 2001


      10.2*         Shareholder Agreement between Registrant and Daikin
                         Industries, Ltd., dated as of February 27, 2001

      10.3*         Consulting Agreement between Registrant and Daikin
                         Industries, Ltd., dated as of February 27, 2001

      10.4*         Distribution Agreement between Registrant and Daikin
                         Industries, Ltd., dated as of February 27, 2001.

       5            Opinion of Heller Ehrman White & McAuliffe

      23.1          Consent of Heller Ehrman White & McAuliffe (included in
                         Exhibit 5)

      23.2          Consent of KPMG LLP

      23.3          Consent of Deloitte & Touche LLP

       24           Power of Attorney (See Page II-3)

*Incorporated by reference to Exhibits of Form 8-K filed with the Commission on March 14, 2001.